Exhibit 10.34

Summary of Named Executive Officer Compensation

On January 25, 2005, the compensation committee (Compensation Committee) of the Board of Directors of the Company approved the annual base salaries, annual incentive (i.e., cash bonus) awards, awards of restricted stock made pursuant to the Company’s Capital Accumulation Program (CAP), stock option grants and other restricted stock grants for executive officers of the Company.

Salary and Cash Bonus

The following table sets forth the annual base salaries as of the end of 2004 and for 2005 for the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company during 2004 (collectively, the Named Executive Officers). The salary information for 2005 is effective as of January 1, 2005, except for the salary increase for Mr. Miller, which is effective as of April 1, 2005.

Name and Position	Year	Base Salary
Jay S. Fishman Chief Executive Officer & President	2005 2004	$1,000,000 $1,000,000
Robert I. Lipp Chairman of the Board	2005 2004	$1,000,000 $1,000,000
T. Michael Miller Co-Chief Operating Officer	2005 2004	$650,000 $625,000
Jay S. Benet Executive Vice President and Chief Financial Officer	2005 2004	$575,000 $575,000
William H. Heyman Executive Vice President & Chief Investment Officer	2005 2004	$575,000 $575,000

In 2002, in order to achieve tax deductibility of executive compensation, a proposal was approved by SPC shareholders that created the Senior Executive Performance Plan, which identifies a maximum bonus pool that could be available to the Compensation Committee for possible award to the Named Executive Officers. If a pool is available, the Compensation Committee, in its sole discretion, reviews both the Company’s and the individual’s performance and determines what, if any, amounts will be paid under the Senior Executive Performance Plan. Generally, if the Company’s return on equity (which is determined by dividing the after-tax operating earnings for the performance period by beginning total common shareholders’ equity) for a performance period is greater than 8%, the bonus pool available to the Compensation Committee will be equal to 1.5% of after-tax operating earnings. In assessing the Company’s and the individual’s performance to determine what, if any, amounts will actually be awarded, the Compensation Committee weighs the recent financial performance of the Company or a business segment, as applicable, depending on the executive, as well as other short- and long-term objectives. In this regard, the Compensation Committee considers operating income as the most appropriate indicator of recent financial performance, generally exclusive of the impact of factors beyond the executive’s control, for example catastrophes. The Compensation Committee also considers other financial measures, as well as the degree to which objectives have been achieved and other qualitative factors, such as the strategic positioning of the Company or the applicable business segment. For bonuses and CAP awards in respect of 2004, the Compensation Committee considered corporate integration and expense reduction after the merger of TPC and SPC as important objectives. The available pool for 2004 was $27.6 million, of which the Compensation Committee awarded to the Named Executive

Officers $5.0 million, comprised of approximately $3.7 million in cash and $1.3 million in shares of restricted stock pursuant to the Company’s Capital Accumulation Program.

The following table sets forth the cash bonus awards and the grant date market values of the CAP restricted stock awards for the Named Executive Officers made pursuant to the Senior Executive Performance Plan for 2004.

Name and Position	Bonus	CAP Awards
Jay S. Fishman Chief Executive Officer & President	$1,012,500	$374,950
Robert I. Lipp Chairman of the Board	$750,000	$277,756
T. Michael Miller Co-Chief Operating Officer	$675,000	$249,991
Jay S. Benet Executive Vice President and Chief Financial Officer	$675,000	$249,991
William H. Heyman Executive Vice President & Chief Investment Officer	$600,000	$222,227

The following table sets forth the annual equity grants and special equity grants made by the Compensation Committee on January 25, 2005 to the Named Executive Officers. The regular stock option grants will vest 50% after two years from the date of grant and 25% after each of the third and fourth years from the date of grant. The regular restricted stock grants will vest three years after the date of grant. Special equity grants (both stock options and restricted stock) vest 50% after four years from the date of grant and 50% after five years from the date of grant. All stock options have an exercise price of $36.97 per share.

Name and Position	Regular Stock Options	Regular Restricted Stock	Special Stock Options	Special Restricted Stock
Jay S. Fishman Chief Executive Officer & President	483,201	42,264	—	—
Robert I. Lipp Chairman of the Board	100,506	8,791	—	—
T. Michael Miller Co-Chief Operating Officer	48,320	4,226	96,640	25,358
Jay S. Benet Executive Vice President and Chief Financial Officer	44,455	3,888	73,447	19,272
William H. Heyman Executive Vice President & Chief Investment Officer	44,455	3,888	47,676	12,510

The Company will to provide additional information regarding the compensation of its Named Executive Officers in its Proxy Statement for the 2005 Annual Meeting of Shareholders to be held on May 3, 2005.

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